Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 September 19, 2011

$ Notes due September 26, 2013 Linked to the Performance of Baskets of Currencies Global Medium-Term Notes, Series A

General

•                   Senior unsecured obligations of Barclays Bank PLC maturing September 26, 20131.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about September 23, 20112 (the “pricing date”) and are expected to issue on or about September 28, 20112 (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Asset:

3 equally-weighted baskets, the first basket (“Basket 1”) consisting of the currency exchange rates between (i) the U.S. dollar and the Canadian dollar (the “USDCAD” currency exchange rate), (ii) the U.S. dollar and the Mexican peso (the “USDMXN” currency exchange rate), and (iii) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate”), the second basket (“Basket 2”) consisting of the currency exchange rates between (a) the U.S. dollar and the Polish zloty (the “USDPLN” currency exchange rate), (b) the U.S. dollar and the Norwegian krone (the “USDNOK” currency exchange rate), and (c) the U.S. dollar and the Swedish krona (the “USDSEK” currency exchange rate), and the third basket (“Basket 3”) consisting of the currency exchange rates between (1) the U.S. dollar and the Australian dollar (the “USDAUD” currency exchange rate), (2) the U.S. dollar and the Indian rupee (the “USDINR” currency exchange rate), and (3) the U.S. dollar and the Russian ruble (the “USDRUB” currency exchange rate) (each, a “currency exchange rate” and a “basket component”, and each of the Canadian dollar, Mexican peso, Brazilian real, Polish zloty, Norwegian krone, Swedish krona, Australian dollar, Indian rupee and Russian ruble, a “reference currency”).  The currency exchange rates on any given day, including the pricing date and the final valuation date, will be determined by the calculation agent with reference to the following:

(a)                where the currency exchange rate is “USDCAD”, the Canadian dollar per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “CAD” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(b)                where the currency exchange rate is “USDMXN”, the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c)                where the currency exchange rate is “USDBRL”, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, on the relevant date;

(d)                where the currency exchange rate is “USDPLN”, the Polish zloty per U.S. dollar exchange rate, which will be determined by the calculation agent with reference to the Polish zloty per Euro rate which appears on Reuters screen "ECB37" to the right of the caption "PLN" at approximately 2:15 p.m., Frankfurt time, on the relevant date, divided by the U.S. dollar per Euro rate which appears on  Reuters screen "ECB37" to the right of the caption "USD" at approximately 2:15 p.m., Frankfurt time, on the relevant date;

(e)                where the currency exchange rate is “USDNOK”, Norwegian krone per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “NOK” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date;

(f)                 where the currency exchange rate is “USDSEK”, the Swedish krona per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “SEK” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(g)                where the currency exchange rate is USDAUD, the Australian dollar per U.S. dollar exchange rate, determined as 1 divided by AUDUSD, which rate appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4:00 p.m., London time.

(h)               where the currency exchange rate is “USDINR”, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB at approximately 2:30 p.m., Mumbai time, on the relevant date;

(i)                  where the currency exchange rate is “USDRUB”, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the relevant date.

Payment at Maturity:

If the Reference Asset Return is greater than -7%, you will receive at maturity a cash payment equal to the sum of (a) 100% of the principal amount of your Notes and (b) 100% of your principal amount multiplied by the Reference Asset Return.  Accordingly, if the Reference Asset Return is greater than -7%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

If the Reference Asset Return is less than or equal to -7%, you will receive 93% of the principal amount of your Notes.  Accordingly, your payment per $1,000 principal amount of Notes would be $930.00.

Your principal is protected up to 93% only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Reference Asset Return:

The Reference Asset Return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

Where,

High Return = the greatest Basket Return of Basket 1, Basket 2 and Basket 3.

Middle Return = the second greatest Basket Return of Basket 1, Basket 2 and Basket 3.

Low Return = the lowest Basket Return of Basket 1, Basket 2 and Basket 3.

Basket Return:

The Basket Return for each basket equals the weighted average of the percentage change (which may be positive, negative or 0%) from the Initial Rate of each basket component to the Final Rate of each basket component, calculated as follows:

Where,

C(i) Initial = the Initial Rate

C(i) Final = in respect of each basket component,  the currency exchange rate on the final valuation date, determined as described under “Reference Asset” above  (the “Final Rate”); and

Wi = Weighting of each basket component, which is 1/3 for each basket component.

Initial Rate:	For each basket component, the Initial Rate is the currency exchange rate on the pricing date, as set forth in the table below and determined as described under “Reference Asset” above.

		Basket Component (C(i) )	Weight (Wi)	Initial Rate (C(i) Initial)
	Basket 1	USDCAD	1/3	[•]
		USDMXN	1/3	[•]
		USDBRL	1/3	[•]
	Basket 2	USDPLN	1/3	[•]
		USDNOK	1/3	[•]
		USDSEK	1/3	[•]
	Basket 3	USDAUD	1/3	[•]
		USDINR	1/3	[•]
		USDRUB	1/3	[•]

Final Valuation Date:	September 23, 2013[1]
Maturity Date:	September 26, 2013[1] (resulting in a term to maturity of approximately 2 years)
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738KVN8/ US06738KVN89

1                     Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

2                     Expected.  In the event we make any change to the expected pricing date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

3                     The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of      %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Reference Asset Return	Payment at Maturity	Total Return on the Notes
45.00%	$1,450.00	45.00%
35.00%	$1,350.00	35.00%
25.00%	$1,250.00	25.00%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-2.50%	$975.00	-2.50%
-5.00%	$950.00	-5.00%
-7.00%	$930.00	-7.00%
-10.00%	$930.00	-7.00%
-20.00%	$930.00	-7.00%
-30.00%	$930.00	-7.00%
-40.00%	$930.00	-7.00%
-50.00%	$930.00	-7.00%
-60.00%	$930.00	-7.00%
-70.00%	$930.00	-7.00%

FWP-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the Initial Rates of the basket components are as indicated. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

Example 1:  In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar  (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar).  The Basket Return of two of the baskets is positive, and the Basket Return of one of the baskets is negative.

Step 1: Calculate the Basket Return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i) )	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDCAD	0.98360	0.68852	1/3	30.00%	10.00%
	USDMXN	12.94560	14.11070	1/3	-9.00%	-3.00%
	USDBRL	1.7069	1.8093	1/3	-6.00%	-2.00%
Basket Return:						5.00%
Basket 2	USDPLN	3.1134	2.9266	1/3	6.00%	2.00%
	USDNOK	5.56740	4.73229	1/3	15.00%	5.00%
	USDSEK	6.5821	7.1745	1/3	-9.00%	-3.00%
Basket Return:						4.00%
Basket 3	USDAUD	0.9682	0.8811	1/3	9.00%	3.00%
	USDINR	47.5550	76.0880	1/3	-60.00%	-20.00%
	USDRUB	30.4100	28.5854	1/3	6.00%	2.00%
Basket Return:						-15.00%

The Basket Return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the Initial Rate of each basket component to the Final Rate of each basket component, calculated as follows:

Step 2: Calculate the Reference Asset Return.

The Reference Asset Return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 1, the Basket Return of Basket 1 is the High Return, the Basket Return of Basket 2 is the Middle Return, and the Basket Return of Basket 3 is the Low Return.  Therefore, the Reference Asset Return in Example 1 is calculated as follows:

(5% x 50%) + (4% x 35%) + (-15 x 15%) = 1.65%

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Step 3: Calculate the Payment at Maturity.

Because the Reference Asset Return is greater than -7%, the payment at maturity is calculated as follows:

$1,000 + [$1,000 x 1.65%] = $1,016.50

Therefore, the payment at maturity would be $1,016.50 per $1,000 principal amount Note, representing a 1.65% return on investment over the term of the Notes.

Example 2:  In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar  (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar).  The Basket Return of one of the baskets is positive, and the Basket Return of two of the baskets is negative.

Step 1: Calculate the Basket Return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i) )	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDCAD	0.98360	1.13114	1/3	-15.00%	-5.00%
	USDMXN	12.94560	20.71296	1/3	-60.00%	-20.00%
	USDBRL	1.7069	1.9629	1/3	-15.00%	-5.00%
Basket Return:						-30.00%
Basket 2	USDPLN	3.1134	3.7672	1/3	-21.00%	-7.00%
	USDNOK	5.56740	4.73229	1/3	15.00%	5.00%
	USDSEK	6.5821	7.1745	1/3	-9.00%	-3.00%
Basket Return:						-5.00%
Basket 3	USDAUD	0.9682	1.1425	1/3	-18.00%	-6.00%
	USDINR	47.5550	43.2751	1/3	9.00%	3.00%
	USDRUB	30.4100	26.7608	1/3	12.00%	4.00%
Basket Return:						1.00%

The Basket Return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the Initial Rate of each basket component to the Final Rate of each basket component, calculated as follows:

Step 2: Calculate the Reference Asset Return.

The Reference Asset Return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 2, the Basket Return of Basket 3 is the High Return, the Basket Return of Basket 2 is the Middle Return, and the Basket Return of Basket 1 is the Low Return.  Therefore, the Reference Asset Return in Example 1 is calculated as follows:

(1% x 50%) + (-5% x 35%) + (-30 x 15%) = -5.75%

Step 3: Calculate the Payment at Maturity.

Because the Reference Asset Return is greater than -7%, the payment at maturity is calculated as follows:

$1,000 + [$1,000 x -5.75%] = $942.50

Therefore, the payment at maturity would be $942.50 per $1,000 principal amount Note, representing a -5.75% return on investment over the term of the Notes.

Example 3:  In this case, some reference currencies strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and some currencies weaken against the U.S. dollar

FWP-3

(this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar).  The Basket Return of one of the baskets is positive, and the Basket Return of two of the baskets is negative.

Step 1: Calculate the Basket Return for Basket 1, Basket 2 and Basket 3.

	Basket Component (C(i) )	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Performance of Basket Component	Weighted Performance
Basket 1	USDCAD	0.98360	0.68852	1/3	30.00%	10.00%
	USDMXN	12.94560	14.11070	1/3	-9.00%	-3.00%
	USDBRL	1.7069	1.8093	1/3	-6.00%	-2.00%
					Basket Return:	5.00%
Basket 2	USDPLN	3.1134	3.0200	1/3	3.00%	1.00%
	USDNOK	5.56740	8.23975	1/3	-48.00%	-16.00%
	USDSEK	6.5821	7.5694	1/3	-15.00%	-5.00%
					Basket Return:	-20.00%
Basket 3	USDAUD	0.9682	1.3168	1/3	-36.00%	-12.00%
	USDINR	47.5550	76.0880	1/3	-60.00%	-20.00%
	USDRUB	30.4100	28.5854	1/3	6.00%	2.00%
					Basket Return:	-30.00%

The Basket Return for each basket set forth above is the weighted average of the percentage change (which may be positive, negative or 0%) from the Initial Rate of each basket component to the Final Rate of each basket component, calculated as follows:

Step 2: Calculate the Reference Asset Return.

The Reference Asset Return will be calculated as follows:

(High Return x 50%) + (Middle Return x 35%) + (Low Return x 15%)

In Example 3, the Basket Return of Basket 1 is the High Return, the Basket Return of Basket 2 is the Middle Return, and the Basket Return of Basket 3 is the Low Return.  Therefore, the Reference Asset Return in Example 1 is calculated as follows:

(5% x 50%) + (-20% x 35%) + (-30 x 15%) = -9.00%

Step 3: Calculate the Payment at Maturity.

Because the Reference Asset Return is less than or equal to -7%, payment at maturity per $1,000 principal amount of Notes would be $930.00, representing a -7% return on investment over the term of the Notes.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the basket components  and the baskets are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the baskets; and

o                 For a description of further adjustments that may affect one or more basket components or the baskets, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

FWP-4

•                  Preservation of Capital at Maturity—You will receive at least 93% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Certain U.S. Federal Income Tax Considerations— Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.  The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes.  Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt instruments because the “predominant” currency of the Notes is the U.S. dollar.  Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special U.S. federal income tax rules applicable to contingent payment debt instruments.  Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information.  However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

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Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components or the reference currencies.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes are only 93% principal protected.  The return on the Notes at maturity is linked to the performance of the nine currency exchange rates listed on the first page of this free writing prospectus and will depend on the Reference Asset Return.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Notes Bullish on the Reference Currencies—The Reference Asset Return will only be positive if the value of the basket currencies, weighted as described herein, strengthens relative to the U.S. dollar.  If the basket currencies depreciate in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Emerging Markets Risk— An investment linked to emerging market currencies, which include the Mexican peso, Brazilian real, Polish zloty, Indian rupee and Russian ruble, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  Gains in the Performance of One or More Reference Currencies Relative to the U.S. Dollar May Be Offset by Losses in the Performance of Other Reference Currencies Relative to the U.S. Dollar— The Notes are linked to the

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performance of the reference currencies relative to the U.S. dollar.  The performance of each basket will be based on the appreciation or depreciation of the basket as a whole.  Therefore, the positive performance of one or more currency exchange rates may be offset, in whole or in part, by the negative performance of one or more of the other currency exchange rates comprising the basket of equal or greater magnitude.  The performance of each basket is dependent on the performance of each currency exchange rate comprising such basket, determined according to the formula set forth above under “Basket Return.”

•                  Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies — You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies.  Additionally, the Basket Return is based on the performance of each of the reference currencies comprising the basket, determined according the formula set forth above under “Basket Return.”  The performance of the currency exchange rates comprising the baskets are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•                  The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Baskets at Any Time Other than the Final Valuation Date —The Basket Returns will be based solely on the currency exchange rates comprising the baskets as of the final valuation date relative to the respective Initial Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the currency exchange rates at any time other than the final valuation date.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Many Economic and Market Factors Will Impact the Value of the Notes— In addition to the level of the currency exchange rates comprising the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o      the expected volatility of the currency exchange rates comprising the reference asset;

o      the time to maturity of the Notes;

o      interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

o      a variety of economic, financial, political, regulatory or judicial events; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the currency exchange rates comprising the baskets from January 3, 2005 through September 15, 2011 (based on the daily, closing spot exchange rates from Bloomberg L.P.).  On September 15, 2011, such currency exchange rates were as follows:  0.98360 in respect of USDCAD, 12.94560 in respect of USDMXN, 1.7069 in respect of USDBRL, 3.1134 in respect of USDPLN, 5.56740 in respect of USDNOK, 6.5821 in respect of USDSEK, 0.9682 in respect of USDAUD, 47.5550 in respect of USDINR, and 30.4100 in respect of USDRUB.

We obtained the historical information regarding the currency exchange rates comprising the baskets set forth herein from Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical performance of the closing currency exchange rates comprising the baskets should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of the currency exchange rates will result in return of more than 93% of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the Placement Agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $15.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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